EXHIBIT 5.2

June 10, 2013

Liberty Global PLC
12300 Liberty Boulevard
Englewood, Colorado 80112

Re: Liberty Global PLC Form S-8 Registration Statement
Ladies and Gentlemen:
     We are counsel to Liberty Global PLC. (the “Company”) and have acted as special counsel to the Company in connection with the filing by the Company of its Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”). The Registration Statement relates to 508,135 shares of class A ordinary shares, $0.01 nominal value per share and 605,702 shares of class C ordinary shares, $0.01 nominal value per share, of the Company (the “Company Stock”), which may be allocated to the accounts of eligible employees participating in the Liberty Global 401(k) Savings Plan – Puerto Rico (the “Plan”). The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
This opinion, given as of the date hereof, is based upon facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 601 of Regulation S-K under the Act as required by Item 8 of the Registration Statement.
     As special counsel of the Company and in rendering this opinion we have examined the Plan document and other related written documentation as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. In our examination, we have assumed the conformity to original documents submitted to us as photostatic copies, the genuineness of all signatures and the taking of all required corporate action in relation with the Plan.
On the basis of the foregoing, we are of the opinion that the provisions of the written documents constituting the Plan are in compliance with the requirements of ERISA pertaining to such provisions.
We are members of the bar of the Commonwealth of Puerto Rico and the opinion set forth herein is limited to matters governed by the Federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Exhibits” therein.

Very truly yours,

/s/ Pietrantoni Mendez & Alvarez LLC

Pietrantoni Mendez & Alvarez LLC